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                                                                    EXHIBIT 12.1

                          SAFEWAY INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                  12 Weeks                             Fiscal Year
                                            --------------------   -----------------------------------------------------------
                                            March 27,  March 28,
                                              1999       1998        1998         1997         1996        1995        1994
                                            ---------  ---------   ---------    ---------    ---------   ---------   ---------

Income before income taxes and
     extraordinary loss                     $   361.1  $   285.4   $ 1,396.9    $ 1,076.3    $   767.6   $   556.5   $   424.1

Add interest expense                             73.3       52.9       235.0        241.2        178.5       199.8       221.7

Add interest on rental expense (a)               32.3       25.0       108.2         88.5         90.0        87.5        86.6

Less equity in earnings of unconsolidated
     affiliates                                  (8.0)      (5.8)      (28.5)       (34.9)       (50.0)      (26.9)      (27.3)

Add minority interest in subsidiary               0.6        0.7         5.1          4.4          3.4         3.9         3.0
                                            ---------  ---------   ---------    ---------    ---------   ---------   ---------

     Earnings                               $   459.3  $   358.2   $ 1,716.7    $ 1,375.5    $   989.5   $   820.8   $   708.1
                                            =========  =========   =========    =========    =========   =========   =========



Interest expense                            $    73.3  $    52.9   $   235.0    $   241.2    $   178.5   $   199.8   $   221.7

Add capitalized interest                          2.4        1.5         8.5          5.7          4.4         4.6         2.9

Add interest on rental expense (a)               32.3       25.0       108.2         88.5         90.0        87.5        86.6
                                            ---------  ---------   ---------    ---------    ---------   ---------   ---------

     Fixed charges                          $   108.0  $    79.4   $   351.7    $   335.4    $   272.9   $   291.9   $   311.2
                                            =========  =========   =========    =========    =========   =========   =========

     Ratio of earnings to fixed charges          4.25       4.51        4.88         4.10         3.63        2.81        2.28
                                            =========  =========   =========    =========    =========   =========   =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.





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